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                                                                   EXHIBIT 10.13



                               A G R E E M E N T

                                    Between

                             GREYHOUND LINES, INC.

                                      And

                  DISTRICT NO. 9, INTERNATIONAL ASSOCIATION OF
                              MACHINISTS, AFL-CIO


                                    Covering

                           ST. LOUIS GARAGE EMPLOYEES


         MEMORANDUM OF AGREEMENT - This Agreement, effective October 1, 1996, and expiring October 1, 1999, is entered into by and between Greyhound Lines, Inc. and its successors and assigns, hereinafter called the "Company," and the District No. 9, International Association of Machinists, AFL-CIO, hereinafter called the "Union." The parties recognize that the assets of Greyhound Lines, Inc. are under new ownership. No contract language, award, adjustment, interpretation letter, practice, or right agreed to between the Union and the previous owners, or made binding between them through arbitration or otherwise, shall remain in effect unless expressly agreed to herein, or as later agreed by the parties. This Agreement may be modified only by formal amendment signed by the parties.

The titles used in this Agreement are for reference purposes only and are not to be considered as a part of this operative language.

As used herein, whenever "he" or "his" or their related pronouns appear, they have been used for literary purposes and are meant in their generic sense to include both female and male sexes.

If the Company, or any portion thereof, is sold, there shall be included in the documents relating to such a sale a requirement that the purchaser accept and be bound by this Agreement and all its terms for the duration of this Agreement.

                                   ARTICLE I

Section 1 - Recognition

The Company recognizes the Union as the exclusive representative for purposes of collective bargaining of all employees of the Maintenance Department of the Company at its St. Louis, Missouri garage, excluding office clerical employees, guards, professional employees, and all other employees and supervisors as defined in the National Labor Relations Act, as amended.
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Section 2 - Definition, Journeymen Mechanics

Journeymen Mechanics shall have served as apprenticeship or otherwise have acquired the knowledge, experience and ability to perform work assigned them, within a reasonable time and in a satisfactory manner.


Section 3 - Definitions, Apprentice Mechanics

Apprentices are those employees primarily engaged in learning the trade of the Journeyman Mechanic through working under the supervision of a Journeyman Mechanic and also working as needed as a Greaser.

One (1) Apprentice may be employed for each five (5) Journeymen employed in each Shop, but in any event, one (1) Apprentice may be employed in each shop.

Apprentices presently employed shall continue their apprenticeship training. If new Apprentices are employed, the Company and the Union shall negotiate in respect to the establishment of an apprenticeship training plan under which such new Apprentices shall be trained.


Section 4 - Definitions, Working Foremen

Working Foremen shall be considered as a supervisory position and appointed by the Company. However, the Company agrees to interview and give every consideration to the senior employee at the location where the vacancy exists, but will not be required to post the Working Foreman's position for general bid provided for by this Agreement. Working Foremen shall remain members of the Union.


                    ARTICLE II - MANNING OF MAINTENANCE WORK

It will be the Company's policy to have maintenance work historically performed in its garages on Company operated vehicles continue to be performed at Company garages, however, in cases of road failure, the Company may have emergency temporary repairs made in order to operate the bus to a Company facility for repairs.


                            ARTICLE III - UNION SHOP

All full and part-time employees covered by any portion of this Agreement must become and remain members of the Union not later than the thirty-first (31st) day following their date of employment as a condition of their continued employment with the Company.





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                             ARTICLE IV - SENIORITY

Section 1 - Rosters

A Seniority roster of Machinists members who are employees at the St. Louis garage shall be maintained and posted on the bulletin boards annually. A copy of the seniority roster will be furnished to the Union. Protests to posting on the seniority roster must be made within thirty days of posting, otherwise the seniority roster will stand as issued, indisputable errors excepted.


Section 2 - Definition

Seniority as established shall be, after qualifying, the date of employment in the St. Louis garage either by the Company or, if prior to March 19, 1987, by Greyhound Lines, Inc.


Section 3 - Probational Employment

Employees will be given a probationary period of sixty (60) calendar days from date of employment in which to properly demonstrate the ability to carry on the duties of their position and unless notified to the contrary within the sixty
(60) calendar day period, it will be understood that the application has been approved unless it later develops that false information materially affecting the acceptance of the application for employment was given, in which event such employee would be subject to dismissal by the Company.

Grievance procedure is not applicable to employees dismissed by the Company during the first thirty-one (31) calendar days of the probationary period.


Section 4 - Reduction and Restoration of Forces

When forces are reduced, employees will be laid off in reverse order of seniority starting with junior employee. When forces are restored, employees will be recalled in seniority order, subject to employee's qualifications to perform the work as determined by the Company, with the most senior furloughed qualified employee being the first recalled. Recall notice shall be sent by certified mail or telegram to the last address filed by the employee in writing with the Company. Employees recalled to work shall return to work within seven
(7) days after recall notice is sent. Employees who fail to report for work within the seven (7) day period shall forfeit all seniority rights and be considered as voluntarily terminating their service with the Company.
Employees who are furloughed and who are not recalled by the Company within one year following the date of furlough will lose all seniority rights after the one year period and will no longer be subject to recall by the Company. Employees to be laid off shall be given seven (7) days notice of such layoff.

The Company agrees that for the duration of the labor agreement, that it will not layoff (furlough) journeymen mechanics at the St. Louis garage who were hired prior to January 1, 1993.





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Section 5 - Transfer to Supervisory Status

Employees covered by this Agreement who are transferred to supervisory positions in the Company's employ shall retain their seniority for a period of sixty (60) days. If they do not return to the bargaining unit within sixty
(60) days, they will forfeit all accrued seniority.


Section 6 - Leaves of Absence

Employees who are granted leaves of absence by the Company shall retain and accrue seniority during such leaves, provided same do not exceed ninety (90) days in any one (1) year. Seniority shall not accrue during leaves in excess of said period, excepting only in the case of leaves due to illness or injury, in which event, seniority shall continue to accrue.


Section 7 - Shift Preference

Employees shall be given preference according to their seniority rank in selecting a regular work shift and days off. The Company shall determine the number of employees of each shift and in manning shifts, shall assign junior employees, in the classification involved, to shifts, if such shifts are not manned, in keeping with the Company's requirements as a result of the selection of shifts by the employees as above provided. The Company shall assign probational employees to such hours and days off as it may determine during their probational period, provided that, in so doing, employees regularly assigned shall not be displaced.


Section 8 - Loss of Seniority

An employee's seniority rights shall terminate if he:

         (1)     Quits.
         (2)     Is discharged.
         (3)     Is laid off for a period of one (1) year or more.
         (4)     After having been laid off, fails to report to work within seven (7) days after recall notice is sent to him.
         (5)     Fails to report to work upon expiration of leave of absence.
         (6) Is absent from work, without authorization of the Company, for three (3) consecutive working days for any cause other than personal illness or injury.
         (7)     Is furloughed and is not recalled by the Company within one
                 (1) year following the date of the
                 furlough.
         (8) Becomes a supervisor and does not return to the bargaining unit as stated in Article 4, Section 5.





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                    ARTICLE V - HOURS, OVERTIME AND HOLIDAYS


Section 1 - Work Day and Work Week

The regular work week shall be 40 hours, consisting of either five (5) consecutive eight (8) hour days or four (4) consecutive ten (10) hour days. The Company shall have the right twice per year to determine the percentage of each after consultation with the Union, provided that no more than 25% of the employees covered by this Agreement on March 19, 1987, shall be compelled to work shifts of ten hour days without the consent of the Union. Work performed in excess of these limits shall be overtime and will be paid at the rate of time and one-half.


Section 2 - Overtime

There shall be no pyramiding or duplicate payment of overtime or premium pay for the same hours worked.


Section 3 - Distribution of Overtime Work

Overtime work will be divided as nearly equal as practicable among the employees in the classifications involved who normally perform such work.


Section 4 - Call Backs

Employees who are called back to work after having left the Company premises following the completion to the regular day's work, or on their assigned days off, shall be paid for such work at the applicable overtime rate and shall be paid a minimum of four (4) hours at such applicable overtime rate. This minimum shall not apply to employees who continue to work beyond the quitting time of their regular assignment.


Section 5 - Holdovers

Employees who are required to work beyond the regular quitting time of their shift shall be given as much advance notice thereof as circumstances will permit, with the understanding that they shall be given at least two (2) hours notice, except in cases of emergency.


Section 6 - Shifts

The present shift hours are as follows:

         1st shift -  7:00 a.m. to 3:30 p.m.
         2nd shift -  3:30 p.m. to Midnight
         3rd shift - 10:30 p.m. to 7:00 a.m.





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If the starting time of any job is changed by more than one (1) hour, that job will be posted for bid.


Section 7 - Holidays

For employees with ten (10) or more years seniority there shall be eight (8) paid holidays composed of New Year's Day; Martin Luther King, Junior's Birthday; Washington's Birthday; Easter Sunday; Fourth of July; Labor Day; Thanksgiving; and Christmas.

For employees with more than ninety (90) days but less than (10) years seniority there shall be five (5) paid holidays composed of New Year's Day, Fourth of July, Labor Day, Thanksgiving, and Christmas. On his tenth anniversary date of employment, an employee will be entitled to all subsequent holidays in that calendar year to which employees with ten (10) or more years seniority are entitled. In order to receive holiday pay, an employee must work the last scheduled work day prior to the holiday and also the first scheduled work day immediately after the holiday.

Employees shall be paid at their regular hourly rate of pay for the number of hours of their regular shift on the day of the holiday.

When a paid holiday falls within the employee's vacation period, the employee shall receive an extra day off, with pay, for such holiday.


Section 8 - General Bid

There shall be one (1) general bid per year unless otherwise agreed between the parties. Employees may not change classifications at the general bid.

                               ARTICLE VI - WAGES

Section 1 - Hourly Wage Rate

Hourly Rates of Pay - Maintenance Employees

                                  Effective        Effective        Effective
Classification                     10/1/96          10/1/97          10/1/98
--------------                    ---------        ---------        ---------
Working Foremen
---------------

-        Regular Hourly Rate      $15.42           $15.88           $16.36

Mechanic
--------

-        Regular Hourly Rate      $15.11           $15.56           $16.03

Partsmen
--------

-        Regular Hourly Rate      $13.60           $14.00           $14.42





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Employees who ordinarily are classified and carried in a lower-rated classification, but who are assigned by the Company, from time to time, to work in a higher-rated classification shall be paid, while working in a higher-rated classification, at the starting rate for that classification for four (4) hours for assignments of four (4) hours or less, and for eight (8) hours for assignments of more than four (4) hours and up to an including eight (8) hours. Employees who are classified and carried in a higher-rated classification, but who are required by the Company to work in a lower-rated classification when work is available for them in their regular classification shall be paid for such work in the lower-rated classification, at their regular rate of pay. Employees who are offered and elect to take available work in a lower-rated classification, in preference to being laid off on account of reduction of force, shall be paid for such work at rates for the classification in which the work is performed.


Section 2 - No Reduction, etc.

No employee shall have his wages reduced as the result of the signing of this Agreement. Nothing herein shall prohibit the paying of a higher rate of pay at the discretion of the Company.


Section 3 - Pay Days

Employees will be paid on a bi-weekly payroll. In addition, the Company reserves the right to name the day of the week that the bi-weekly payroll would be paid on and reserves the right to set up a reasonable lead time for payroll cutoff.


Section 4

The Company shall have the right to increase wages on a location basis to meet market concerns. Such increase will not be on an individual basis, but must cover all employees in the classification. The Company will meet with the Union prior to announcing such increases.


                            ARTICLE VII - SICK LEAVE

Section 1

(a) Any sickness or injury which prevents an employee from performing the duties of his regular job with the Company shall be considered as sickness under this Article, provided, however, that no employee shall receive benefits thereunder whose sickness is caused by venereal diseases, intoxication, or any injury which may be the result of any intoxication by alcohol or drug addition, or any condition occurring while violating any criminal law or resulting therefrom.

(b) Employees having one (1) year of seniority shall be eligible for sick leave for each assigned work day off not in excess of five (5) days per year. A work day shall be at the regular hourly rate for the number of hours of the employee's regular shift on the day missed.





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         Employees who did not use the sick leave they are entitled to, as outlined above, shall be entitled to up to two (2) weeks (ten (10) working days) accumulated sick leave, in addition to the annual sick leave allowance provided for above. This same procedure shall be applicable to the application and granting of accumulation of sick leave for the remaining years of the contract. The maximum sick leave allowance shall not exceed three (3) weeks (fifteen (15) working days) in any one year. All employees shall be permitted to carry over all sick leave accumulated and outstanding with Greyhound Lines, Inc. as of March 18, 1987.

(c) There shall be a three (3) day waiting period, in respect to each sickness, for and during which no sick leave benefits shall be due or payable. This waiting period shall begin on the day on which the employee visits or is visited by a doctor and shall include days off, as well as scheduled work days. If an employee is disabled during his regular working hours and has worked less than four (4) hours, the preceding day shall be considered as the date last worked. If he has worked four (4) hours or more, that day shall be considered as the date last worked. Following the completion of said waiting period, the employee shall receive sick leave pay for each regular assigned work day lost because of such sickness, up to the maximum sick leave credit to which he is then entitled. In the event the loss of time from work, on account of sickness, is compensable under any present or future state or federal compensation act or claims against a third party, then only the difference between the sick leave allowance and the amount paid under such compensation act or third party suit or settlement for such loss of time shall be payable hereunder. When payment is made for the difference in earnings, such payment will be considered as payment for a full day of sick leave.

         Sick leave claims involving Workmen's Compensation will not be paid until the employee returns to work and his rights under the Workmen's Compensation Act are fully determined. In the event the employee terminates his employment with the Company without returning to work, such sick leave claims will be honored when his rights under the Workmen's Compensation Act have been fully determined. Sick leave claims, involving injuries sustained outside the course of employment, where an employee has a claim or suit pending against a third party for such injuries and resulting damages, will not be paid until the employee returns to work and his claim against the third party has been disposed of by trial or settlement.

(d) No employee shall be entitled to receive benefits under this plan for any time lost by reason of sickness while on vacation. However, if an employee should become sick while on vacation and is unable to return to work at the end of his vacation, his three (3) day waiting period shall commence on the first regular scheduled work day following the conclusion of his vacation.





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(e)      In order to receive benefits under this plan, the employee shall submit to the Company medical evidence of his disability from a Company physician or other bona fide, licensed medical doctor, and if requested, on forms to be provided by the Company. The expense of this medical evidence shall not be borne by the Company. The Company, as its option, may require a special examination of the employee by a doctor to be designated by the Company.

         This shall be done without cost to the employee. Notification of absence on account of sickness shall be given to the employee's immediate supervisor as soon as possible. Application for sick leave benefits shall be filed with his supervisor within five (5) days after return of the employee to duty.

(f) Any employee found to have abused the sickness benefit privilege by falsification or misrepresentation shall thereupon be subject to disciplinary action and reduction or elimination of sickness benefits, and shall further restore to the Company amounts paid to him for period of such absence.


                          ARTICLE VIII - BENEFIT PLANS

Section - 1

(a) Employees currently in the Amalgamated Council of Greyhound Local Unions pension plan will remain in such plan and in addition the Company, effective October 1, 1996, will contribute on behalf of those employees twenty-five dollars ($25.00) per month for the life of the contract for regular full-time employees to the Automotive Industries Plan.

(b) Effective October 1, 1996, the employer will make a maximum combined contribution to the health and welfare and pension funds of $495.00 per month per regular full-time employees. Said contributions will be increased to $535.00 per month on October 1, 1997 and to $575.00 per month on October 1, 1998.

(c) For those employees in (a) above, the contributions in (b) will be used for health and welfare premiums only.

(d) For all other employees, the contributions will be used for both Health and Welfare and Pension contributions.

(e) The health and welfare benefit plans will be determined by the Union and the Union will notify the Company where to send the required payments.

(f) The employer agrees to accept the provisions of the various Trust Agreements and agrees to sign and be bound by the terms of said Agreements.





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
Section 2

Employees will be permitted to participate in the Greyhound Lines, Inc. Cash or Deferred Retirement Plan for Represented Employees with the understanding that the Company is not obligated to make any matching contributions on behalf of such employee. The Union agrees to accept and abide by the terms of the Plan and the related Trust and the Union agrees to waive its rights to participate in any discussions regarding the administration, amendment or terminating of the Plan or the related Trust.


                            ARTICLE IX - UNION DUES

The Company agrees to check-off and remit to the financial officer of the respective District or Local Union monthly from the pay of each employee who is a member of the Union, and who has so authorized the Company in writing, all dues, initiation fees, regular assessments as may be assessed against such member, and such voluntary contributions to the Union as may be separately authorized by the employee. Requests for check-off of assessments will be signed by the financial officer of the District or Local Union.


                             ARTICLE X - VACATIONS

Section 1

Vacations shall be granted in the following manner:

         (a) Employees who complete one (1) year but less than fifteen (15) years of continuous employment shall be granted a vacation of two (2) weeks with pay.

         (b) Employees who complete fifteen (15) years but less than twenty-five (25) years of continuous employment shall be granted a vacation of three (3) weeks with pay.

         (c) Employees who complete twenty-five (25) years of continuous employment but less than twenty-seven (27) years of continuous employment shall be granted a vacation of four (4) weeks with pay.

         (d) Employees who complete twenty-seven (27) years of continuous employment or more shall be granted a vacation of five (5) weeks with pay, effective with the 1997 vacation bid.

("Week", as used herein, shall mean forty (40) hours).

The annual posting date of vacations shall be during November, with vacations to be taken during the following calendar year. The number of weeks vacation to be bid in November will be determined by the employee's seniority during the calendar year in which the vacation is taken. The Company will post a vacation schedule, on or before the 1st day of November of each year, listing each week separately for the twelve (12) month period, commencing on January 1 next following such posting and will designate how many employees can be released for vacation purposes each week. Twenty (20) days, after such schedule has been





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posted, all employees eligible or who will become eligible during such vacation period shall then immediately express their choice of vacation period, in accordance with seniority ranking, on a bid sheet presented to the employee for that purpose. Vacation bidding will be completed by December 1.

An employee who does not express his choice when the bid sheet is presented to him shall be passed up and not entitled to express his choice until after the bid sheet has been presented to all other eligible employees.

The Company will cooperate with the Union in attempting to allow as many employees as possible to take vacation during the months of May through October.

All vacations must be taken within the period designated by the employee's bid, or if no bid, within the period designated by the Company. Employees who are on furlough, leave of absence, or otherwise absent and are not reached by the bid sheet shall, upon return to work, select a vacation period from those then remaining open for bid. Employees who fail to bid must take vacations at a time designated by the Company.

Employees who are absent from work during their regular assigned work period, in any service year, shall forfeit one-twelfth (1/12) of the vacation allowance due them for that service year for each aggregate of 173 hours not worked during said year. A period of time not worked of less than four (4) consecutive hours, shall not be taken into account in computing such aggregate. No deduction shall be made from the vacation allowance for absence due to bona fide illness or disability for the first 519 hours of such absence in any service year.

For each aggregate of 173 hours worked by an employee as overtime during his service year, he shall receive an allowance of one-twelfth (1/12) of his vacation allowance which shall be applied only as a credit against an equal amount of deduction assessed because of absence. Penalties or credits shall not be extended beyond the period in which assessed.

Employees who have completed earning an annual vacation and who leave the service for any cause, prior to taking such earned vacation, shall be paid an amount of money equal to such earned vacation.

Employees who are discharged for cause, at any time, during their service year and those who voluntarily leave the service of the Company, prior to having worked six (6) months of their service year, for which, if completed, they would be entitled to a vacation shall receive no vacation allowance for that service year.

Employees whose service entitled them to qualify for a vacation and who voluntarily leave the service of the Company, after having worked six (6) months of their service year, for which, if completed, they would be entitled to a vacation shall be paid their vacation allowance, pro-rata, for the time so worked.

Employees leaving the service of the Company will be charged the number of days vacation not earned for which they have been paid.





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
                        ARTICLE XI -GRIEVANCE PROCEDURE


Section 1

Should any difference or dispute arise involving the interpretation or application of any of the terms or provisions of this Agreement or the discipline or discharge of any employee covered hereby, it shall be settled in the following manner:

         (1) The aggrieved party or his Union representative shall give a clear, written statement of the grievance to the Superintendent or his designated representative within ten
                 (10) days from the date of the occurrence causing such grievance. In cases of discharge, the grievance must be filed within five (5) days of the date of the discharge. The Superintendent shall make his written decision within ten (10) days after such grievance has been so presented, the employee affected, if any, may present such grievance with the Shop Steward.

         (2) If the Superintendent's decision is not satisfactory, appeal therefrom may be taken to the Regional Manager of Maintenance, provided written Notice of Appeal is given within ten (10) working days of the date of the Superintendent's decision; otherwise, the latter decision shall be final. If such appeal is taken, the Regional Manager of Maintenance or his designated representative shall render his written decision within ten (10) working days after the appeal is presented to him.


Section 2

If the foregoing grievance procedure does not result in the satisfactory disposition of the grievance, it may be submitted to arbitration for settlement in accordance with the following procedure:

         (1) Notice of Arbitrate shall be given, in writing, to the Industrial Relations Department of the Company within ten (10) working days of the date of the decision of the Regional Manager of Maintenance or his designated representative; otherwise, the latter decision shall be final.

         (2) If such notice is given, the Union shall appoint an Arbitrator and the Company shall appoint an Arbitrator, within ten (10) working days after the Notice to Arbitrate is received by the Company. The two Arbitrators so appointed shall meet within ten (10) working days for the purpose of attempting to decide the grievance. Should they fail to agree upon a decision and upon a mutually acceptable third Arbitrator within ten (10) working days, the party involving Arbitration shall request the Federal Mediation and Conciliation Service to nominate five (5) persons to serve as the third Arbitrator.





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
                 The party requesting such nominations shall strike the names of two (2) such nominees and refer the list of the three (3) remaining nominees to the other party, who shall strike two
                 (2) names therefrom and the remaining nominee shall be the third Arbitrator.

The Arbitrator so selected shall proceed to hear and decide the matter expeditiously. Each party shall bear the fees and expenses of the Arbitrator selected by it and the witnesses called by it and the two shall share equally the fees and expenses of the third Arbitrator, as well as the other costs of the Arbitration proceeding. The decision of the majority of such Arbitrators made within their jurisdiction shall be final and binding on the Union and the Company. The Arbitrators shall not have authority to change or add to any of the provisions of this Agreement or to pass upon any matter not submitted to them.

Failure of either party to adhere to the time limits will result in forfeiture.

The time limits set forth in this Article may be enlarged by written agreement of the parties.


Section 3

Discipline charged to an employee's record, which is over eighteen (18) months old will not be considered by the Company, providing there is no other discipline within the eighteen month period.


Section 4

Prior to arbitration the Automotive Coordinator, or his designee will meet with the Company's Labor Relations representative, or his designee with the authority to resolve the dispute.


                      ARTICLE XII - NO STRIKE - NO LOCKOUT


There shall be no lockout by the Company, and there shall be no strikes or other work stoppages of any variety called by the Union, for the duration of this Agreement.

Where a labor dispute arises with another Union recognized by the Company and a legal picket line is established at or around a Company terminal, garage, or other facility, our employees, who are members of the International Association of Machinists, will be permitted to honor such a legal picket line only at the facility where work of the other Union local is or was being performed at the time of the dispute as a regular job or bid shift.





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
                      ARTICLE XIII - UNION REPRESENTATIVES


Section 1 - Shop Steward

The Company agrees that the members of the Union may choose from the regular employees in such shop a representative or steward to act in behalf of the members of the Union in such shop, in any capacity assigned to such representative or steward by the Union, provided, however, that such activity on the part of such representative or steward shall not interfere with the normal and regular shop operations.

Section 2 - No Discrimination Against

The Company agrees that officers, business representatives of the Union and shop stewards shall not be discriminated against on account of their activities. There shall be no discrimination against any man who may be elected to serve as shop steward.


                           ARTICLE XIV - PICKET LINES

Section 1

When work in progress on equipment of the Company, at its St. Louis Garage, is sent out to a commercial shop, equal opportunity shall be given to such commercial shops.


                     ARTICLE XV - MANAGEMENT OF OPERATIONS


It is not the intent of this Agreement to include matters of management herein, and the Company reserves to itself the management, conduct and control of the operations of its business, including: (1) the determination of the type, kind, make and size of equipment and when, how and where such equipment shall be used; (2) the prescribing of rules, instructions and regulations for the safe, proper and effective conduct of its business in a competitive environment; (3) the number and qualifications of employees employed by it and their reasonable standards of conduct; (4) the assignment of work to the extent not specified herein; and (5) except as limited by the Article titled "Manning of Maintenance Work," the use of leased operations and independent contractors. The Company also reserves the right to change decisions within the scope of this Article at any time.

                      ARTICLE XVI - PHYSICAL EXAMINATIONS


Section 1

All employees covered herein, upon request of the Company, must submit to a physical examination, by competent medical authority, approved by the Company. Employees will be accorded a reasonable amount of time during regular working hours, at regular rates, for such examination. It will be the policy of the Company to request only one (1) examination a year, except in special instances where a re-examination is necessary to determine whether or not recommendations for corrections for an infirmity have been made.

Employees failing to pass such examination shall be disqualified from service. If written request therefore is made within ten (10) days after such disqualification, the employee may obtain an examination by two (2) physicians, one of whom shall be selected and paid by him or his representatives, and the other shall be selected and paid by the Company. If the two physicians so selected cannot agree, they shall select a third physician who shall be paid by the employee and the Company, share and share alike, and the decision of the majority of such physicians shall be final.

If, in such examination, disqualifications are found which, in the judgment of such physicians, can be corrected by treatment, the employee will be given a reasonable time in which to effect such correction. If such employee is able to work, he will be permitted to do so upon certification to that effect by the examining physician or physicians.

Failure of such employee to request further examinations, as above provided, or failure to effect required corrections, within a reasonable time, will terminate his employment.

Employees who pass such examination, but who are requested or required to correct physical defect or infirmities shall be furnished with a copy of the Company Physician's Report. If such request or requirement is not disputed, it shall be complied with in a reasonable time. If same is disputed further, examination may be had and the matter decided in the manner above provided. An employee may be suspended for failure or refusal to comply with recommendations or requirements for the correction or repair of any correctable infirmity until he has complied therewith.

                        ARTICLE XVII - LEAVES OF ABSENCE

Section 1

A leave of absence may be granted on written application from employee stating reason for the leave.

A leave of absence will not exceed ninety (90) days in a calendar year wherein there will be no loss of seniority. An extension of the leave beyond the ninety (90) days may be granted upon proof of medical necessity or explanation acceptable to the Company.

An employee on sick leave must report to the Company, at intervals of not to exceed ninety (90) days each, concerning his condition and the probable duration of his illness or disability.


Section 2 - Overstaying Leaves

An employee overstaying his leave of absence, unless detained by conditions beyond his control, will automatically sever his connection with the Company.


Section 3 - Permission to be Absent

An employee desiring to be absent from work must personally obtain permission from his foreman, preferably in writing, but if sickness or other unavoidable causes prevent him from reporting for work, he shall notify his foreman as early as possible. The Company may require an employee who claims to have been off duty because of illness to furnish a statement from a reputable physician with respect to such illness.


Section 4 - Military Leaves

Employees enlisting or entering the military or naval service of the government, pursuant to the provisions of the Selective Service and Training Act of 1940, as amended, shall be granted all rights and privileges provided by that Act and, particularly, by Section 8 thereof. And, in addition thereto, it is understood and agreed that all employees referred to in the foregoing sentence shall retain and accumulate seniority rights during their tour of military or naval service.


                         ARTICLE XVIII - MISCELLANEOUS


Section 1 - Drinking Fountains, etc.

Sanitary drinking fountains shall be provided in or convenient to the garage and proper heating, lighting and ventilation of the garage for the comfort of the employees shall be maintained. The Company shall furnish employees hand towels, bath towels, and soap, with proper quarters for washing and dressing. Anyone losing, damaging or destroying towels will be required to pay for same.

Section 2 - Health and Safety

The Company agrees that any conditions detrimental to the health or safety of employees will be corrected after being brought to its attention. Employees will be required to use safety devices provided by the Company in accordance with posted instructions. Employee representatives will be appointed to a safety committee and periodic meetings of the safety committee will be held as required.

The Company will work with the Union to insure a safe workplace and the Company shall furnish all maintenance employees, when exposed to foul weather proper foul weather gear which shall consist of rainsuits and individual boots where the shoeless type is used.

The Company will attempt to get as many employees as possible involved in the safety committee by rotating the employee representative on a periodic basis.


Section 3 - Tools

Special tools for use on Company equipment shall be furnished for the use of the employees. Employees will be required to carry such first class hand tools as the work of their classification requires. The Company will furnish, if obtainable, not more than (2) flashlights per year to each employee whose work requires such equipment and will also furnish all such flashlight batteries as are necessary to such work.


Section 4 - Insurance on Tools

The Company's present fire insurance coverage in respect to employees' tools and personal effects shall be continued in force.


Section 5 - Bulletin Board

A bulletin board will be provided, in a suitable place, in the garage for the exclusive use of the Union.


Section 6 - Union Emblem

Union members will be permitted to wear the emblem of the Union on service uniforms in a position designated by uniform regulations of the Company.


Section 7 - Passes

Employees, and those dependent upon them for support, will be given the same consideration in the issuing of free or reduced rate transportation over the Company's lines and its connecting carriers as is granted other employees of the Company.

Section 8 - Work Away From Garage


When employees are assigned to perform work away from the St. Louis garage facilities, they shall be paid for time necessarily spent in traveling to and from the place where such work is to be performed and for time spent working. Employees so used shall be paid at the applicable overtime rate for all work performed in excess of their regular daily scheduled hours. Overtime will be paid only for actual overtime worked. Such employees will not be relieved from duty for the purpose of avoiding the payment of overtime when continuous work would complete the assignment.

Employees on such assignments shall be reimbursed for actual, reasonable expenses for meals and lodging incurred while on such assignments, as well as for necessary cost of transportation, if same is not furnished by the Company. Proper receipts covering such expenses shall be furnished to the Company to support claims for reimbursement. Upon request, the Company will furnish such employees with a cash advance to cover such expenses, in which event, the employee will account to the Company for such advance promptly following the completion of each such assignment.


Section 9 - Employees' Current Address

Each employee covered by this Agreement shall keep the Company promptly and currently advised, in writing, of his residence address.


Section 10

Non-bargaining unit employees including supervisory employees shall not perform bargaining unit work except for instruction or training, testing materials or products, or in emergency situations, including those caused by production difficulties or the unavailability of qualified personnel.


Section 11

Employees at service islands will have the option to substitute insulated coveralls for one set of uniforms.


                           ARTICLE XIX - JURY SERVICE


Section 1

Employees who are required to serve on juries shall be made whole in pay for the time necessarily lost from their regular work assignment on account of such jury service.


                           ARTICLE XX - FUNERAL LEAVE


Employees will receive up to three (3) days paid leave per occurrence for loss of a parent, spouse or child. Pay will be only for scheduled time missed. The Company reserves the right to request written proof.

                             ARTICLE XXI - LEGALITY


Section 1

         (a) In the event that any part or provision of this Agreement shall be rendered or declared invalid by reason of any law, regulation, order or decree of any court or board, then only that part of provision rendered or declared invalid shall be considered null and void, and the remainder of this Agreement shall remain in full force and effect, according to the original terms; provided, however, that in such event, the parties agree to negotiate, in good faith, for such modified provision as will be valid on the subject matter.


                                  ARTICLE XXII


Section 1

There shall be no discrimination in hiring, promotions, or other aspects of employment because of race, creed, color, national origin, age or sex.


                  ARTICLE XXIII - EFFECTIVE DATE AND DURATION


This Agreement shall be in effect from October 1, 1996, until and including October 1, 1999, and shall remain in effect from year to year thereafter unless changed or terminated as herein provided.

Either party desiring to make any changes or modifications in this Agreement to become effective at the end of the initial term or any annual extension thereof, or desiring to terminate this Agreement at the expiration thereof, shall notify the other party in writing of its desire either to enter into negotiations for the purpose of making changes or modifications herein or of its desire to terminate this Agreement at least sixty (60) days prior to the expiration of the initial term or any extension hereof. In the event that any change or modification so requested by either party is not mutually agreed upon prior to the expiration date of this Agreement or any renewal thereof, the Agreement shall terminate at such expiration date unless the same shall be extended by mutual consent. After receipt of notification requesting changes or modifications in the Agreement, the parties agree to set a mutually satisfactory date to meet and discuss same.

The foregoing is the complete collective bargaining Agreement entered into by and on behalf of the parties signatory hereto, indisputable errors and/or omissions accepted.

Signed this         day of                 , 1996.
            -------        ----------------



GREYHOUND LINES, INC.             DISTRICT NO. 9, INTERNATIONAL ASSOCIATION
                                  OF MACHINISTS, AFL-CIO

BY: /s/ J. FLOYD HOLLAND          BY: /s/ MERRILL FROST
    ----------------------------      ----------------------------


BY: /s/ BOB TANCOS                BY: /s/ LARRY A. SMITH
    ----------------------------      ----------------------------


BY:
    ----------------------------

                      [GREYHOUND LINES, INC. LETTERHEAD]




                                                        October 8, 1996





Mr. Merrill Frost
Automotive Coordinator
I.A.M.
9000 Machinists Place
Upper Marlboro, Maryland  20772-2687

Dear Mr. Frost:

        During contract negotiation, the parties discussed the alcohol policy as outlined in rule 12 of the Maintenance Rule Book.

        Effective with the ratification of a new labor agreement, the Company agrees to change the existing rule by deleting the last paragraph and substituting the following:


              "An employee who is in violation of this rule will be terminated, however he will be reinstated upon completion of an approved rehabilitation program, provided he applies for reinstatement within sixty
              (60) days from date of discharge. Such employee will be subject to random testing for a period of one (1) year from date of reinstatement. The Company will pay for such testing. A second violation of this rule will result in termination.

        Please confirm your understanding and acceptance of the above.

                                           Very truly yours,



                                           /s/ BOB TANCOS

                                           Bob Tancos
                                           Senior Director, Industrial Relations


Agreed:  /s/ MERRILL FROST
       -----------------------------
       Merrill Frost    10-9-96

                            LETTER OF UNDERSTANDING


RE:     TRAINING - APPLIES TO ALL I.A.M. LOCATIONS


The Company and the Union are committed to enhancing the skills of employees. It is the intent of the parties that the Company will provide and the employees will participate in training.

Not withstanding any language in the various labor agreements, it is agreed that an employee's shift and/or days off may be changed to allow them to attend training sessions. If such a change is made, the employee will be notified of such change at least fourteen (14) days prior to the change.

If a change is made to an employee's shift and/or day off, the employee will be paid at his regular straight time hourly rate for the time necessary to attend such training.

/s/ RICHARD M. COTE  10-9-96            /s/ ROBERT J. TANCOS  10/9/96
----------------------------            -----------------------------
For the Union:                          For the Company:

/s/ LARRY A. SMITH                      /s/ J. FLOYD HOLLAND  10/9/96
----------------------------            -----------------------------

/s/ MERRILL FROST    10/9/96            /s/ ILLEGIBLE         10/9/96
----------------------------            -----------------------------

/s/ MICHAEL L. DAY   10/9/96            /s/ ILLEGIBLE         10/9/96
----------------------------            -----------------------------

/s/ ILLEGIBLE
----------------------------